UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2005

Extra Space Storage Inc.

(Exact name of registrant as specified in its charter)

Maryland	333-115436	201076777
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2795 Cottonwood Parkway, Suite 400 Salt Lake City, UT	84121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 801-562-5556

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(d)	Election of Director

On February 16, 2005, the board of directors of Extra Space Storage Inc. (the “Company”), upon recommendation of the board’s Compensation, Nominating and Governance Committee, voted to elect Joseph D. Margolis as a new director to serve until the Company’s 2005 annual meeting of stockholders and until his successor is elected and qualified. Mr. Margolis’s election increases the size of the Company’s board to seven directors.

Mr. Margolis is a co-founding partner of Arsenal Real Estate Funds, a private real estate investment manager. Prior to forming Arsenal, Mr. Margolis held senior positions for twelve years at Prudential Real Estate Investors in portfolio management, capital markets and as General Counsel, and also served on the management and investment committees. Mr. Margolis is a graduate of Harvard College and Columbia University School of Law.

In accordance with the Company’s compensation policy for non-employee directors, the Company granted Mr. Margolis 30,000 options to purchase the Company’s common stock at an exercise price equal to the fair market value on the date of the grant, with a vesting period of four years. Mr. Margolis has been appointed as a member of the Compensation, Nominating and Governance Committee of the board of directors of the Company.

The Company’s press release is attached hereto as Exhibit 99.1.

ITEM 9.01 Financial Statements and Exhibits.

(c)	Exhibits

Exhibit 99.1	Press release of Extra Space Storage Inc. dated February 23, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXTRA SPACE STORAGE INC.

By:	/s/ Charles L. Allen
Name:	Charles L. Allen
Title:	Senior Vice President,
Senior Legal Counsel

Date: February 23, 2005

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EXHIBIT INDEX

Exhibit Number	Description
Exhibit 99.1	Press release of Extra Space Storage Inc. dated February 23, 2005.

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